Exhibit 4.23

Capital Increase Agreement

Between

Huainan Wang

Ningbo Zhishanzhizhen Investment Management Partners (Limited Partnership)

Ningbo Baoshu Investment Management Partners (Limited Partnership)

Ningbo Honghu Investment Management Partners (Limited Partnership)

Ningbo Bowentongda Investment Management Partners (Limited Partnership)

And

Reemake Media Co., Ltd.

For

Beijing Zhongming Century Technology Co., Ltd.

September 8, 2016

Capital Increase Agreement

This capital increase agreement (the “Agreement”) is hereby signed by the following parties on September 8, 2016:

1.              Beijing Zhongming Century Technology Co., Ltd. (the “Company”) is a limited liability company registered in Beijing according to the laws of the People’s Republic of China (“China”, Hong Kong SAR, Macau SAR and Taiwan are excluded for the purpose of the Agreement);

2.              Existing Shareholders:

Huaina Wang;

Ningbo Zhishanzhizhen Investment Management Partners (Limited Partnership), a limited liability partnership established according to the laws of the People’s Republic of China;

Ningbo Baoshu Investment Management Partners (Limited Partnership), a limited liability partnership established according to the laws of the People’s Republic of China;

Ningbo Honghu Investment Management Partners (Limited Partnership), a limited liability partnership established according to the laws of the People’s Republic of China;

Ningbo Bowentongda Investment Management Partners (Limited Partnership), a limited liability partnership established according to the laws of the People’s Republic of China;

3.              Investor:

Reemake Media Co., Ltd., a limited liability company established according to the laws of the People’s Republic of China;

Party A, Party B and Party C may be referred to as a “Party” individually or collectively, “the Parties”.

WHEREAS:

1.              The Company is incorporated as a limited liability company according to the laws of the People’s Republic of China.

2.              The Company, the investor and other related parties signed a loan agreement (the Agreement and its subsequent amendments or supplemental agreements amended from time to time are collectively referred to as the “Loan Agreement”) attached in Appendix 1, requiring the investor to provide loans (the “Original Loan”) to the Company.

3.              The investor agreed that a certain amount of the Original Loan under the Loan Agreement will expire earlier as stated in the Loan Agreement without adding interest. The Company will refund the abovementioned loan amount to the investor without any additional interest. The remaining balance (the “Loan Principal”) will be subject to a debt-to-equity swap (the “Debt-to-Equity Swap”) according to the Loan Agreement.

4.              All parties agreed and acknowledged that the investor has agreed to implement the above mentioned “Debt-to-Equity Swap” in the form of a capital increase for the Company and Beijing BabyTree Marketing Consulting Co., Ltd., respectively.

Therefore, as mutually beneficial to all parties, the Parties hereby agree to the following:

Article 1 The Implementation and Termination of the Loan Agreement

1.1       All parties agreed that the Loan Principal under the Loan Agreement will be swapped for equity in the form of capital increase to the Beijing BabyTree Marketing Consulting Co., Ltd., in which RMB351,550,469 will be allocated to the Company and RMB20,449,531 will be allocated to Beijing BabyTree Marketing Consulting Co., Ltd.

1.2       The Debt-to-Equity Swap with the Company

(1)         All parties have agreed that the Loan Principal for the Company to swap debt for equity is RMB351,550,469 (the “Amount of Debt Equity Swap”); The Company shall pay the Amount of Debt Equity Swap in two instalments. The first installment for the Debt-to-Equity Swap will be in the amount of RMB175,775,000 (the “First Installment of Repayment Amount”); the second installment will be in the amount of RMB175,775,469 (the “Second Installment of Repayment Amount”).

(2)         It is agreed by all parties that the investor shall increase capital to the Company subject to Article 2 of the Agreement and amortize the payment for capital increase amount subject to Article 3 of the Agreement.

1.3       All parties agreed that the Debt-to-Equity Swap principal amount for Beijing BabyTree Marketing Consulting Co., Ltd., will be stipulated in a separate agreement (including but not limited to repayment of principle and capital increase plan).

1.4       All parties hereby consent and confirm that according to the Loan Agreement, the investor exempts any interest the Company is required to pay (if any) beginning on the effective day of the Agreement. The Agreement is terminated on the day the Company pays off the Loan Principal stated in the Loan Agreement. All parties’ rights and obligations are terminated since the termination day of the Loan Agreement. None of the parties will be privileged to or undertake any rights, obligations or responsibilities derived from the Loan Agreement; One party waives its rights of recourse and recoupment from all other parties under the Loan Agreement (if any).

Article 2 Capital Increase from the Investor

2.1       It is agreed and acknowledged by the parties that the investor will invest an aggregated amount of RMB351,550,469 (the “Capital Increase Amount”) (of which 4,168,700 accounted into registered capital and the remaining accounted into Company’s capital reserves) to subscribe the newly-added registered capital of RMB4,168,700 (the “Capital Increase”).

The shareholders of the Company have unanimous consent over the Capital Increase and agreed to give up their preferential subscription right of the Capital Increase.

2.2       It is agreed and acknowledged by the parties that in addition to the completion of the Capital Increase under the Agreement by the investor, there are other investors engaged in capital investment in the Company and conduct certain registration modifications at the same time. The Company will stipulate the relevant terms with the other investors and relevant parties for their capital increase in a separate agreement, but the investor’s rights or interests under the Agreement shall not be reduced or affected by the above agreement or capital increase plan.

Article 3 Delivery and Payment

3.1       Under the provisions and conditions of the Agreement, the Investor shall pay the Capital Increase Amount to the Company in two installments. The amount of the first installment (the “First Installment of the Capital Increase Amount”) paid by the Investor is equal to the agreed upon amount of the First Installment of Repayment Amount set forth in Article 1.2 (1); the amount of the second installment (the “Second Installment of the Capital Increase Amount”) paid by the Investor is equal to the agreed upon amount of the Second Installment of Repayment Amount set forth in Article 1.2 (1).

3.2       Agreed by all parties, if the pre-conditions set forth in Article 4.1 for delivery have been satisfied or waived in writing by the Investor, the Company shall make the First Installment of Payment within five working days or any alternative timeline agreed upon by all parties. All parties shall execute the transfer of the capital increase plan and the Investor shall initiate the transfer of the First Installment of the Capital Increase Amount into an account designated by the Company. If the pre-conditions set forth in Article 4.2 for delivery have been satisfied or waived in writing by the Investor, the Company shall make the First Installment of Payment within five working days or any alternative timeline agreed upon by all parties. All parties shall execute the transfer of the capital increase plan and the Investor shall initiate the transfer of the Second Installment of the Capital Increase Amount into an account designated by the Company.

As agreed by all parties, the Company is entitled to demand a liquidated damage (20% of the principal) from the investor and terminate the Agreement by submitting written notice at any time, if the following happens:

(1) The investor failed to make any installment within the aforementioned period (the “Overdue Capital Increase Amount”);

(2) The investor failed to repay the corresponding Capital Increase Amount as agreed in another agreement signed with Beijing BabyTree Marketing Consulting Co., Ltd.

The Company is entitled to offset aforesaid liquidated damage by utilizing the Principal that is not yet paid to the investor (if any) or the First Installment of the Capital Increase Amount paid by the investor (if any).

If the aforesaid amount of the liquidated damage is not sufficient to cover the loss due to the Investor’s default, the Investor shall indemnity against the loss or compensate in the amount of the insufficient portion. At that time, given the notice of termination for the Agreement from the Company, the Company shall pay the amount (if any) to the Investor with no interest within five working days after deducting the aforementioned liquidated damage from the paid increased fund made by the Investor under the Agreement; and pay the corresponding principle of the loan (if any) that is not yet repaid to the Investor as set forth in the Loan Agreement.

3.3                 Agreed by all parties, the investor’s obligation under the Agreement is fulfilled after the Investor has paid the Capital Increase Amount in its entirety as set forth in the Agreement.

3.4                 Agreed by all parties, after the investor make the full payment of Capital Increase Amount according to the Agreement, the Company should entrust an accounting firm of relevant qualification to conduct capital verification in time. The Company and its Existing Shareholders promise to complete relevant registration of equity’s modification within 2 months after the investor make the full payment of increased fund according to the Agreement.

3.5                 Agreed by all parties, if the Company and its Existing Shareholders fail to complete the relevant registration of equity’s modification based on above Article 3.4, the investor are entitled to demand the company pay a contractual penalty (the amount of Overdue Capital Increase Amount is equal to 20% of Capital Increase Amount) and release this agreement in written notice at any time. Whenever if the investor release the agreement in written notice, the company should pay the investor the Capital Increase Amount as well as aforementioned Overdue Capital Increase Amount within 5 working days.

3.6                     Once the investor completes the investment obligations under this Agreement and become shareholders of the Company, they are entitled to corresponding shareholder’s rights and undertake shareholder’s obligations.

Article 4 Conditions Precedent

4.1       Conditions Precedent of Delivery

Unless a written waiver is provided by the investor, or otherwise agreed by related parties, the obligation of the investor making its first installment lies on the satisfaction of the following preconditions of delivery, and that all are satisfied or waived by the investor as “Date of Delivery”. Date of Delivery shall be the day on which the investor pay the First Installment of Repayment Amount to the Company.

(1) The agreement has been signed by all parties;

(2) The investor have received the total amount of First Installment of Repayment from the Company;

(3) From the date of signing for the Agreement (including the signing date) to the Date of Delivery, the Company and its existing shareholders will ensure their Representation and Warranty under this Agreement is authentic, integrated, and accurate, and fulfil the commitment stipulated in the provisions of this Agreement without any violation under the Agreement.

4.2       Conditions Precedent of Second Installment of Repayment

Unless that a written waiver is provided by the investor, or otherwise agreed by related parties, the obligation of the investor making its second installment lies on the satisfaction of the following preconditions, and the day that all are satisfied or waived by the investor as “Satisfaction Date of Second Installment Conditions”. Satisfaction date of second installment conditions shall be the day on which the investor pay second installment to the company.

(1) The investor have received the total amount of Second Installment of the Capital Increase Amount from the company

(2) From the date of signing for the Agreement (including Signing Date) to the Satisfaction Date of Second Installment Conditions, the Company and its Existing Shareholders will ensure their Representation and Warranty under this Agreement is authentic, integrated, and accurate, and fulfil the commitment stipulated in the provisions of this Agreement without any violation under the Agreement.

Article 5 Representations and Warranties of the Parties

5.1       The Company and its existing shareholders jointly and individually warrants and undertakes to the investor, which are as follow:

(1)        From the date of signing of this Agreement to the date of last installment of Capital Increase Amount, the Company and its existing shareholders shall do their best to complete the transaction according to the terms and conditions stated in this agreement;

(2)        The Company and its existing shareholders are duly incorporated and validly existing entities under the laws of the People’s Republic of China, or a natural person of full capacity of civil conduct;

(3)        The Company and its existing shareholders have full rights and power and authority to execute this Agreement, and fulfill the obligations under this Agreement and other relevant agreements or documents;

(4)        The Agreement is authorized, signed, and delivered by the Company and its existing shareholders and also presumably by other parties to whom it thus constitutes an effective and binding obligation, and enforceable execution can be taken according to its terms;

(5)        The signing and delivery of the Agreement, or compliance with the terms and provisions hereof will not: result in a breach of, its Memorandum and Articles of Association or other constitutive documents;; or result in a breach of any law, rule, regulation, ordinance, order, judgement or regulatory body;

(6)        The existing shareholders of the Company have made the full payment to the Company that they subscribe to contribute, without existence of partially financing, feigned financing, withdrawal of capital, etc.

(7)        The Company and its existing shareholders, by act or omission, shall not damnify the authenticity, accuracy, and integrity of the statements and promises under the Agreement; and

(8)        If other investors have any preferential rights prior to the Investor in their Capital Increase Agreement or any other documents signed with the Company and its existing shareholders, the Investor are automatically entitled to such right. The Company and its existing shareholders should ensure the investor to enjoy this right by taking all measures including but not limit to signing supplemental agreement. For any relevant Capital Increase Agreements signed with other investors, the Company and its existing shareholders are required to disclosure such relevant agreements to the Investor.

5.2       The Investor’s commitment is as follows:

(1)        The Investor is a duly incorporated and validly existing entity under the laws of the People’s Republic of China; the investor, its shareholders or partners, and all indirect shareholders commercially registered as traced back to its uppermost layer are entities in mainland China or natural persons of Chinese nationality, without any existence of foreign capital. On the premise of providing reasonable cause, the Company has the right to require its Investor to transfer its share holdings to entity that was appointed by the Investor and was recognized by the Company, or to modify its shareholding structure, the Investor promise to complete aforementioned transfer or modification within specified time as Company’s requirement.

(2)        From the date of signing this agreement to the date of last installment of Capital Increase Amount, the investor shall do their best to complete the transaction as the terms and conditions stated in the Agreement;

(3)        The Investor shall provide necessary files in order to assist the Company to obtain all government approval, consent, permission and filing under the Agreement or needed for fully fulfillment of it.

(4)        The investor has sufficient rights, power and authorization to sign the Agreement, and promise to fulfill the obligations under the Agreement and such relevant agreement or document;

(5)        The Agreement shall be authorized, signed and delivered by the investors, and other parties, if any. The Agreement shall constitute valid and binding obligations, and may be enforced by the terms after signing; and

(6)        The investor’s signing and delivery of the Agreement, and their performance of respective obligations by the terms herein shall not and shall will not: constitute an infringement of all parties to articles or any other organizational document, or constitute breach of terms under such document; lead to infringement of any contract that is binding on the party which as the trade party or such entity; lead to violation or breach of any applicable laws, regulations or any act, warrant, prohibition, judgment or ruling that is binding on the party made by any government authority.

Article 6 Cancellation and Termination

6.1       The Agreement shall be terminated upon the occurrence of any of the following circumstances:

(1)         Terminate in accordance with the Agreement.

(2)         All parties agree in writing to revoke the Agreement.

(3)         The occurrence of a statutory force majeure event, resulting in that all parties are unable to perform the Agreement or to achieve the purpose of the Agreement.

6.2       Effect of Cancellation or Termination:

(1)         After cancellation or termination of the Agreement, each party hereto shall return the consideration herein to the other party in the principle of fairness, reasonableness and good faith, and try to restore the status when the Agreement is signed.

(2)         Upon cancellation or termination of the Agreement pursuant to any aforementioned provisions under Article 6.1, unless otherwise specified herein, all rights and obligations of the parties hereunder shall terminate immediately, and any party shall has no other claim to the other party except for obligations as provided in Article 10 herein.

Article 7 Confidentiality

7.1       Unless otherwise specified herein, all parties shall try their best to ensure the strict confidentiality of all technical, commercial and any other unpublicized information and document (including written, oral, tangible or intangible) in all forms acquired by negotiation, signing or performing the agreement, due diligence. Including to ensure the strict confidentiality of any content herein and any other cooperation and transaction that may exist between the parties. Confidentiality period shall be up when such information and document have been made public by the provider. The parties shall limit its directors, officers, employees, agents, consultants, subcontractors, suppliers, and customers to obtain above information except for properly performing obligations herein.

7.2       The above restrictions shall not apply to:

(1)         General information that already can be obtained by the public before the disclosure;

(2)         General information that already can be obtained by the public before the disclosure but not due to the fault of the receiving party;

(3)         Information that is obtained before the disclosure, and is not obtained directly or indirectly from the other party and can proved by the receiving party;

(4)         As required by the law, the parties are obliged to disclose such above confidential information to relevant government department, stock exchange institution and others, or to its direct legal adviser and financial adviser as required by its normal operation.

7.3       The Parties hereto shall ask their directors, senior officers, employees, agents, consultants, subcontractors, suppliers, customers of the company and affiliated companies to comply with confidentiality obligations of Article 7.1 herein.

7.4       Regardless of the reason for the cancellation and termination of the Agreement, the parties hereto shall comply with confidentiality obligations of Article 7.1 herein.

Article 8 Liability and Compensation

8.1       Any party hereto violates provision herein, other parties shall also have the right to claim compensation for the loss therefrom in addition to the rights hereunder.

8.2       Subject to other provisions of the agreement, one party hereto (“the Indemnitor”) shall keep the Indemnitee (“the Indemnitee”) from damage and pay relevant compensation to other parties under following situation: (a) Breaches of any declaration and warranty herein by the Indemnitor or situation that any declaration and warranty found inconsistent with the facts. (b) Situation that the Indemnitor breaches or fails to fully fulfill any commitment, agreement, warranty or obligation herein, unless having waiver of breach expressed in writing by other parties. The Indemnitor shall compensate it if the Indemnitee suffered any or all losses directly or indirectly due to situation as aforesaid.

8.3       If any party hereto violates the provisions herein, other parties shall also have the right to demand the breaching party to completely and actually fulfill obligations hereunder in addition to the rights hereunder.

8.4       Notwithstanding anything to the contrary herein, Article 8.4 shall survive the termination of the rights and obligations of the parties hereto or the termination herein.

Article 9 Applicable Law and Dispute Resolution

9.1       Applicable Law

The Agreement shall be governed by the laws of the People’s Republic of China.

9.2       Dispute Resolution

Any dispute arising from or in connection with the Agreement, shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules in force at that time. The arbitral award is final and binding on all parties. During the settlement of disputes, the parties shall continue to perform the other provisions herein in addition to the matters in dispute.

Article 10 Expenses

10.1          The Parties shall bear their costs generated from drafting relevant documentation used for legal, financial, due diligence and transactions hereunder.

Article 11 Others

11.1          Unless otherwise agreed, this Agreement and the new Memorandum and Articles of Association shall supersede all prior oral or written agreements, discussion, minutes, memoranda, understandings or communications (including but not limited to fax and emails) in relation to the specific matters mentioned herein among the parties before the signing day.

11.2          Any amendments to the Agreement, shall be made in writing and signed by duly authorized representatives of the parties, and shall form an integral part of the agreement.

11.3          The headings contained in the Agreement are for reference only and shall not in any way affect the meaning or interpretation of the Agreement.

11.4          Notice

Any notice, demand, request or any other communication required or permitted hereunder shall be made in writing and send to the receiver after the signing of the sending party. One party may notify the other party in writing of the change of address due to the agreement. Any notice sent in the following ways shall be deemed to be delivered. The date of delivery shall be the earlier one of the following dates:

(1)         Delivered by personal service, the receiving date shall be the date of receipt;

(2)         Delivered by registered letter, the receiving date shall be the tenth (10) day after the date of imprinting a postmark the post office;

(3)         Delivered by express, the receiving date shall be the third (3) day after the date of sending by the delivery service.

(4)         Delivered by facsimile, the receiving date shall be the next (1) work day after the date of sending.

11.5          If, in accordance with any relevant law, any one or more of the provisions herein or any other legal document(s) contemplated by capital increase is found to be invalid, illegal or unenforceable, then:

(1)         The validity, legality and enforceability of the other provisions herein shall not be affected or impeded, and shall be in full force and effect, except as otherwise invalid, unlawful or unenforceable agreements, validity, legality and enforceability of other agreements contemplated by capital increase shall not be affected or impeded, and shall be in full force and effect.

(2)         The parties shall forthwith replace the invalid, illegal or unenforceable clauses or agreements with legal, valid and enforceable one, and the intent of such replacement shall be the closest to the invalid, unlawful or unenforceable terms or the intent herein.

11.6          Article 6.2, Article 7, Article 8, Article 9 and Article 10 herein shall continue to be effective upon termination of the Agreement.

11.7          The Agreement shall be held in seven copies of the same form, each contracting party shall hold one, and the remaining one is for the Company to keep.

11.8          The Agreement shall come into force as of the date on which it is sealed or signed by all parties.

(There is no text below.)

(This page is left for signature of “Capital Increase Agreement of Beijing Zhongming Century Technology Co., Ltd.”)

The Company:

Beijing Zhongming Century Technology Co., Ltd.  (Seal)

Signature of Authorized Signatory:	/Seal/

Existing Shareholders:

Mr. Wang Huainan

Signature of the Party or Authorized Signatory:	/s/ Wang Huainan

Ningbo ZhiShanzhizhen Investment Management Cooperative Enterprise (Limited Partnership) (Seal) /Seal/

Signature of Authorized Signatory:	/s/ Xu Chong

Ningbo Baoshu Investment Management Partnership Enterprise (Limited Partnership) (Seal) /Seal/

Signature of Authorized Signatory:	/s/ Wang Huainan

Ningbo Honghu Investment Management Partnership Enterprise (Limited Partnership) (Seal) /Seal/

Signature of Authorized Signatory:	/s/ Xu Chong

Ningbo Bowentongda Investment Management Partnership Enterprise (Limited Partnership) (Seal) /Seal/

Signature of Authorized Signatory:	/s/ Xu Chong

(This page is left for signature of “Capital Increase Agreement of Beijing Zhongming Century Technology Co., Ltd.”)

Investors

Reemake Media Co., Ltd. (Seal) /Seal/

Signature of Authorized Signatory:	/s/ Dai Yusen

Appendix 1: Loan Agreement